EXHIBIT 21.1

KOPIN CORPORATION

SUBSIDIARIES OF KOPIN CORPORATION

The Registrant has the following wholly owned (“W”) and majority owned subsidiaries (“M”).

Subsidiary	Type	State of Incorporation	Fiscal Year End
VS Corporation	W	Delaware	December 31
Kowon Technology Co., Ltd.	M	Korea	December 31
Kopin Display Corp.	W	Delaware	December 31
Kopin Optical, Inc.	W	Delaware	December 31
Kopin Trust Securities Corp.	W	Delaware	December 31
Kopin Securities Corporation	W	Delaware	December 31
Kopin Trust	W	Massachusetts	December 31
Kopin Trust II	W	Massachusetts	December 31
Koptron U.S.A.	W	Delaware	December 31
Kopin Hong Kong	W	Hong Kong	December 31